EXHIBIT 5.1

[Franklin Credit Holding Corporation Letterhead]

                                                                April 16, 2009

Franklin Credit Holding Corporation
101 Hudson Street
Jersey City, New Jersey 07302

Re:	Registration Statement on Form S-8 (Registration No. 333-122677)

Ladies and Gentlemen:

I am the Chief Legal Officer of Franklin Credit Holding Corporation, a Delaware corporation (the “Registrant”), and have acted as counsel to the Registrant in connection with the preparation and filing by the Registrant of Post-Effective Amendment No. 1 (the “Amendment”) to that certain Registration Statement on Form S-8 (the “Registration Statement”) filed by Franklin Credit Management Corporation (the “Predecessor Registrant”) with the Securities and Exchange Commission (the “Commission”) on February 10, 2005.  The Amendment reflects the adoption by the Registrant of such Registration Statement with respect to an aggregate of 1,600,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Franklin Credit Management Corporation 1996 Stock Incentive Plan, as amended (the “Plan”).  The Plan was assumed by the Registrant in connection with the merger (the “Merger”), in accordance with Section 251(g) of the Delaware General Corporation Law, of Franklin Merger Sub, Inc., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation.  In the Merger, each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of the Registrant.  Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant.

In connection with the adoption of the Registration Statement by the Registrant and the filing of the Amendment, I have reviewed copies of the Amendment, the Plan, each of the two amendments to the Plan increasing the number of shares available for grant under the Plan, the First Amended and Restated Certificate of Incorporation of the Registrant, the By-Laws of the Registrant, as amended, and such other documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

I have also examined and relied upon representations, statements, or certificates of public officials and officers and representatives of the Registrant.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms stated in the Plan, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law.

I hereby consent to the use of this opinion as an exhibit to the Amendment.  In giving the foregoing consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                            Very truly yours,

                            /s/ Kevin Gildea
                            Kevin Gildea
                    Chief Legal Officer